EXHIBIT (e)

                             DISTRIBUTION AGREEMENT

     THIS AGREEMENT is made and entered into on this 2 day of March, 1992 , between FRONTIER FUNDS, INC., a Maryland corporation ("Frontier"), and FREEDOM INVESTORS CORP., a Wisconsin corporation (the "Distributor") .

                                    RECITALS

     A. The Distributor is a registered broker-dealer under state and federal laws and regulations and is a member of the National Association of Securities Dealers, Inc.

     B. Frontier desires to utilize the Distributor to offer and sell shares of the Equity Fund Portfolio of Frontier (the "Equity Fund Shares") for a continuous offering of the Equity Fund Shares on a best effort basis in certain states.

                                   AGREEMENTS

     In consideration of the recitals and the mutual agreements contained herein, the parties agree as follows:

     1. Appointment of Distributor. Frontier hereby appoints the Distributor as
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its exclusive agent for the distribution of the Equity Fund Shares for a continuous offering of the Equity Fund Shares on a best effort basis, in jurisdictions wherein Frontier deems it necessary or advisable to offer and sell the Equity Fund Shares by means of a registered broker-dealer. The Equity Fund Shares shall be offered and sold only pursuant to, and on the terms contained in, the Prospectus of Frontier dated March 2, 1991, as amended and supplemented from time to time .

     2. Acceptance: Services of Distributor. The Distributor hereby accepts
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appointment as agent for the distribution of the Equity Fund Shares as provided in section 1.

     3. Expenses Borne by Distributor. The Distributor will pay all expenses
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incurred by it in connection with the offer and sale of the Equity Fund Shares hereunder, including, without limitation, accounting, legal, clerical and office expenses, rent, printing and postage expenses, reasonable and necessary travel expenses and fees for the performance of administrative services.

     4. Fee. The Distributor shall be entitled to the fees, commissions or
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discounts in connection with its duties hereunder, as described in the current
Prospectus for Frontier.

     5. Repurchase of Shares. The Distributor may act as agent for Frontier in
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connection with the repurchase and redemption of Equity Fund Shares by Frontier upon on the terms and conditions of the then current Prospectus of Frontier or as Frontier may otherwise direct. The Distributor may employ such subagents, including one or more participating brokers, for this purpose as the Distributor, in its sole discretion, shall deem to be advisable or desirable.

     6. Basis of Purchase and Sales of Shares. The Distributors obligation to
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sell shares hereunder shall be on a best efforts basis only and the Distributor shall not be obligated to sell any specific number of shares.

     7. Duration and Termination. This Agreement shall remain in effect until
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one year from the date of this Agreement and shall renew from year to year thereafter so long as continuance of the Agreement is approved annually by Frontier's Board of Directors or by the holders of a majority of the outstanding securities of Equity Fund, and in either case, by a majority of the directors who are not interested persons of Frontier or the Distributor. This Agreement may be terminated at any time, without payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party.

     6. Notice. Any notice under this Agreement shall be in writing, addressed
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and delivered or mailed, postage prepaid, to the other party at such address as such other party may from time to time designate for the receipt of such notice.

     7. Assignment. This Agreement shall neither be assignable nor subject to
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pledge or hypothecation and in the event of assignment, pledge or hypothecation this Agreement shall automatically terminate. For purposes of determining whether an "assignment" has occurred, the definition of "assignment" in section 202(a)(1) of the Investment Advisers Act of 1940, as amended, shall control.

     8. Miscellaneous.
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          (a) This Agreement shall be construed in accordance with the laws of the State of Wisconsin, provided that nothing herein shall be construed in a manner inconsistent with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any rule or order of the Securities and Exchange Commission under such Acts or any rule of the National Association of Securities Dealers, Inc.

          (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

          (c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                              FRONTIER FUNDS, INC.

                              BY /s/ William T. Duero
                              --------------------------------
                                 William T. Duero,
                                 Vice President

                              FREEDOM INVESTORS CORP.

                              BY /s/ James R. Fay
                              --------------------------------
                                 James R. Fay President